Summit Midstream Partners, LP 910 Louisiana Street, Suite 4200 Houston, TX 77002

Summit Midstream Partners, LP Announces Sale of its Lane Gathering and Processing System in the Delaware Basin to a Subsidiary of Matador Resources Company & Reiterates its 2022 Adjusted EBITDA Guidance
•Cash sale price of $75 million reduces SMLP’s total leverage by ~0.3x and increases its liquidity and financial flexibility for reinvestment
•Expands Double E’s commercial relationship with Matador, a top-tier Delaware producer with nearly 125,000 net acres in New Mexico and an existing economic interest in a processing plant complex in Eddy County, New Mexico currently connected to Double E
•Matador assumes additional take-or-pay firm capacity on Double E
•Provides Summit additional financial flexibility to pursue strategic, scale-building opportunities for Double E and around Summit’s other core assets in growth basins
•The transaction is expected to be free cash flow accretive to SMLP unitholders
•Summit reiterates its 2022 Adjusted EBITDA guidance range of $205 million to $220 million
Houston, Texas (June 9, 2022) – Summit Midstream Partners, LP (NYSE: SMLP) (“Summit”, “SMLP” or the “Partnership”) announced today that its wholly owned subsidiary, Summit Midstream Holdings, LLC (“SMP Holdings”), has entered into a definitive agreement to sell Summit Midstream Permian, LLC (“Summit Permian”), which owns the Lane Gathering and Processing System (“Lane G&P System”) in the Delaware Basin to a wholly owned subsidiary of Matador Resources Company (“Matador”) for a cash sale price of $75 million, subject to customary transaction adjustments. Matador will also assume Summit Midstream Marketing, LLC’s, a wholly owned subsidiary of SMP Holdings, take-or-pay firm capacity on the Double E Pipeline associated with the Lane G&P System. The transaction is subject to customary closing conditions and is expected to close in the second quarter of 2022.
Heath Deneke, President, Chief Executive Officer and Chairman, commented, “We are pleased to announce this strategic transaction with Matador, a premier upstream and midstream operator in the Delaware Basin. With the sale of the Lane G&P System, Summit’s focus in the Delaware will be on fully commercializing and expanding its highly strategic Double E pipeline system. The assumption of additional take-or-pay firm capacity further expands Double E’s commercial relationship with Matador, a significant acreage holder owning nearly 125,000 net acres in Eddy and Lea Counties in southeastern New Mexico. Pro-forma for the transaction, Matador will have two gas processing complexes connected to the Double E system, including Matador’s interest in San Mateo Midstream, LLC’s 460 MMcf/d Black River Processing Plant Complex and the 60 MMcf/d Lane G&P System. The transaction is highly credit accretive for Summit, reducing our total leverage ratio by ~0.3x and creating additional liquidity and financial flexibility to reinvest in strategic scale-building opportunities in our Rockies and Northeast segments and Double E joint venture. Additionally, after accounting for the transaction, Summit is reiterating its full year 2022 Adjusted EBITDA guidance range of $205 million to $220 million.”
Lane G&P System Overview
The Lane G&P System includes approximately 45 miles of low and high pressure gathering pipeline in Eddy and Lea counties in the northern Delaware Basin, three compressor stations and a 60 MMcf/d cryogenic processing plant commissioned in December 2018. Gathering and processing services on the Lane G&P System are provided pursuant to long-term, fee-based gathering agreements with producers that are primarily targeting crude oil production from the Bone Spring and Wolfcamp shale formations. Residue natural gas is primarily delivered to the Double E Pipeline.
Advisors
Guggenheim Securities served as financial advisor and Locke Lord L.L.P. served as legal advisor to Summit. O'Melveny & Myers LLP served as legal advisor to Matador.
About Summit Midstream Partners, LP
SMLP is a value-driven limited partnership focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental

United States. SMLP provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in six unconventional resource basins: (i) the Appalachian Basin, which includes the Utica and Marcellus shale formations in Ohio and West Virginia; (ii) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (iii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iv) the Permian Basin, which includes the Bone Spring and Wolfcamp formations in New Mexico; (v) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (vi) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. SMLP has an equity method investment in Double E Pipeline, LLC, which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas. SMLP also has an equity method investment in Ohio Gathering, which operates extensive natural gas gathering and condensate stabilization infrastructure in the Utica Shale in Ohio. SMLP is headquartered in Houston, Texas.
Forward-Looking Statements
This press release includes certain statements concerning expectations for the future that are forward-looking within the meaning of the federal securities laws. Forward-looking statements include, without limitation, any statement that may project, indicate or imply future results, events, performance or achievements and may contain the words "expect," "intend," "plan," "anticipate," "estimate," "believe," "will be," "will continue," "will likely result," and similar expressions, or future conditional verbs such as "may," "will," "should," "would," and "could." In addition, any statement concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies and possible actions taken by us or our subsidiaries are also forward-looking statements. Forward-looking statements also contain known and unknown risks and uncertainties (many of which are difficult to predict and beyond management’s control) that may cause SMLP’s actual results in future periods to differ materially from anticipated or projected results. An extensive list of specific material risks and uncertainties affecting SMLP is contained in its 2021 Annual Report on Form 10-K filed with the Securities and Exchange Commission (the “SEC”) on February 28, 2022, as amended and updated from time to time. Any forward-looking statements in this press release are made as of the date of this press release and SMLP undertakes no obligation to update or revise any forward-looking statements to reflect new information or events.
Contact: 832-413-4770, ir@summitmidstream.com
SOURCE: Summit Midstream Partners, LP